Exhibit 99.3

Date: _________, 2019

To:	2/F, Tower 2, Youyou Century Place 428 South Yanggao Road Pudong, Shanghai 20012 People’s Republic of China Attention: Andy Li, General Counsel and Company Secretary

Ladies and gentlemen,

Subject: Amendment No. 1 to Investor Rights Agreement

1.

We refer to the Investor Rights Agreement dated as of October 23, 2017 between GDS Holdings Limited and STT GDC Pte. Ltd. (the “Investor Rights Agreement”). Unless defined herein, capitalized terms used in this letter agreement (this “Letter Agreement”) shall have the same meaning as in the Investor Rights Agreement. In the event of any conflict between the terms of this Letter Agreement and the Investor Rights Agreement, the terms of this Letter Agreement govern.

2.	The parties hereto agree to amend the Investor Rights Agreement as follows:

a.	The defined term “Investor Ownership Percentage” in Section 1.1 of the Investor Rights Agreement shall be deleted in its entirety and replaced with the following:

““Investor Ownership Percentage” means 35%.””

b.	Section 4.1 of the Investor Rights Agreement shall be deleted in its entirety and replaced with the following:

“4.1.        General. Subject to applicable law and regulations, at any time within eighteen (18) months following __________, 2019, in the event the Company proposes to undertake any allotment and issuance of New Securities (as defined below) in a transaction not subject to the registration requirements of the Commission, including under the Securities Act (each such transaction, an “Exempt Transaction”), the Company hereby undertakes to the Investor that it shall not undertake such allotment and issuance of New Securities unless it first delivers to the Investor a Participation Notice and complies with the provisions set forth in this Section 4.”

3.

Other than as expressly set forth herein, all obligations, representations and warranties, covenants, conditions and other provisions in the Investor Rights Agreement remain unchanged and in full force and effect.

4.

For the avoidance of doubt, references to the Investor Rights Agreement in the documents referred to therein or contemplated by the transactions thereunder shall be deemed to be references to the Investor Rights Agreement as amended by this Letter Agreement.

5.

This Letter Agreement shall be executed in 2 (two) counterparts in English, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Letter Agreement.

6.	The governing law and dispute resolutions in Sections 6.5 and 6.6 of the Investor Rights Agreement will be hereto applied to this Letter Agreement.

[Signature pages follow]

Yours faithfully,

STT GDC Pte. Ltd.

Name:
Title:

cc:	Daniel Fertig of Simpson Thacher & Bartlett LLP

Michael Sturrock of Latham & Watkins LLP

[Signature page to the Amendment No. 1 to Investor Rights Agreement]

Accepted and agreed on behalf of GDS Holdings Limited

Name:
Title:

[Signature page to the Amendment No. 1 to Investor Rights Agreement]